UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 4, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CWH Responds to Recent Actions by Related/Corvex

Related/Corvex’s Business Plan for CWH is Reckless and Not Credible Given The Related Companies’ Track Record of Destroying Shareholder Value in Publicly Owned Real Estate Companies

Related/Corvex Acknowledge that Their Proposal to Remove the Entire CWH Board by Written Consent, and Without Cause, May Harm Shareholders’ Interests

Related/Corvex’s Handpicked Slate of Trustees are Not “Truly Independent”

Newton, MA (February 4, 2014): CommonWealth REIT (NYSE: CWH) today responded to recent actions by Related Fund Management, LLC and Corvex Management LP’s (together, “Related/Corvex”) in their effort to take control of CWH.

Within the last week, Related/Corvex have published their business plan for CWH.  In summary, the Related/Corvex business plan appears to be to operate CWH like a real estate opportunity fund, including: (1) selling CWH’s best performing, stabilized assets, (2) increasing leverage, (3) investing in CWH’s most challenged assets, and (4) buying back CWH common shares.  This business plan will not produce consistent and growing cash flow.  Rather, it will put at risk CWH’s common share dividend and CWH’s investment grade debt ratings, and it is not a business plan which creates shareholder value for a publicly owned REIT.

The Related/Corvex business plan for CWH is also not credible because of The Related Companies’ abysmal track record of operating publicly owned real estate companies.  When The Related Companies have controlled publicly owned real estate companies in the past, The Related Companies have done well, but public shareholders have not.  For example, when the principals of The Related Companies controlled American Mortgage Acceptance Company, or AMAC, and Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Co., or “CharterMac”), it ended very badly for shareholders with a bankruptcy and de-listing from the New York Stock Exchange (“NYSE”), respectively.

In a letter to the CWH Board, Related/Corvex recently acknowledged that their efforts to remove the entire CWH Board by written consent, and without cause, may result in harm to CWH and its shareholders, triggering debt defaults, rating agency downgrades, and violating NYSE and Securities and Exchange Commission (“SEC”) rules for public companies.  Rather than accepting the invitation to Keith Meister of Corvex to join the CWH Board and working constructively for the benefit of all CWH shareholders, Related/Corvex have proposed that the Board either (1) disenfranchise other shareholders or (2) ignore the mandate of shareholders.  The CWH Board rejected both of these proposals because they will deprive shareholders of their rights under CWH’s Declaration of Trust and violate rules established by the Arbitration Panel.  The letter to Related/Corvex from the CWH Board rejecting their proposals dated February 3, 2014 and the letter to the CWH Board from Related/Corvex dated January 21, 2014 are both attached to this press release below.

Recently, Related/Corvex also publicly identified their handpicked slate of five individuals to serve as trustees for CWH.  Contrary to their claim that these nominees are “truly independent”, a majority of these nominees have historical and continuing strong ties to Related/Corvex, including being paid consultants to and investors in The Related Companies or its affiliates.  CWH believes that the close ties of these nominees to Related/Corvex and the recent attempt to disenfranchise other shareholders clearly reveal Related/Corvex’s continued efforts to take control of CWH for their own benefit.

Adam Portnoy, Managing Trustee and President of CWH, made the following statement concerning Related/Corvex’s recent actions:

“We believe it is important for shareholders to know that, despite their claims to be acting in the best interests of all shareholders, Related/Corvex’s recent actions only reinforce that they are using the veil of corporate governance to pursue control of CWH for their own benefit.  We believe that Related/Corvex’s handpicked slate of trustees will work on behalf of Related/Corvex rather than all CWH shareholders.  We also believe that Related’s business plan for CWH is not in the best interests of shareholders and that shareholders are likely to experience substantial losses if Related/Corvex gain control of CWH, similar to what has happened when The Related Companies controlled other publicly owned real estate companies.”

“We look forward to meeting with shareholders over the coming weeks to discuss how CWH’s Board and management are engaged on a path to deliver superior results for CWH shareholders.  We also look forward to correcting the many mischaracterizations Related/Corvex have made about CWH, its Board and its manager.”

Response Letter Sent to Related/Corvex from CWH Board dated February 3, 2014

February 3, 2014

Mr. Jeff T. Blau

Related Fund Management LLC

60 Columbus Circle

New York, NY    10023

Mr. Keith Meister

Corvex Management LP

712 Fifth Avenue, 23rd floor

New York, NY   10019

Dear Messrs. Blau and Meister:

The Board has reviewed your letter of January 21, 2014 which acknowledges the disruptions to CommonWealth’s business that may result from the Related/Corvex consent solicitation.  The Board agrees that your attempt to take control of CommonWealth by removing the entire Board by written consent, without cause, may harm shareholders’ interests. However, the Board believes that neither of the suggestions in your letter present appropriate or effective mitigation options.

The Board cannot agree to allow Related/Corvex to pursue election of your handpicked slate by written consent.  The CommonWealth Declaration of Trust provides that, if all existing Trustees are removed, new trustees are to be elected at a special meeting of shareholders at which other shareholders would have the opportunity to make nominations.  Your suggestion that Related/Corvex should be permitted to elect its handpicked slate of trustees by written consent simultaneously with the removal consent solicitation would circumvent the meeting/nomination process, ensure your handpicked slate runs unopposed and disenfranchise other CommonWealth shareholders who may wish to nominate other candidates but want to know the results of your written consent removal campaign before investing the time and money to solicit proxies.  You previously asked the Arbitration Panel to permit the simultaneous solicitation of written consents for the removal of existing trustees and the election of new trustees and this request was denied, undoubtedly because it would both violate the Declaration of Trust and disenfranchise other shareholders.

Your alternative proposal, which suggested that the existing Board may remain in office in the event the required consents for their removal are achieved, is also flawed.  As you argued, and the Arbitration Panel agreed, the CommonWealth Declaration of Trust provides that, in the event the removal consent solicitation succeeds, the Board will be without further authority and CommonWealth’s officers shall call a special meeting of shareholders to elect new trustees.  The Board understands that you have offered to agree that the Board remain in office.  However, the Board does not understand how your agreement (in contravention of the Declaration of Trust, the Panel’s order and the shareholders’ mandate) would give the former Trustees authority to continue to act as Trustees or protect the former Trustees from third party claims.  Any agreement from Related/Corvex, or even an order from the Panel, to ignore the requirements of CommonWealth’s governing documents and contractual obligations would not be binding upon third parties (such as CommonWealth’s lenders, tenants, business partners, preferred shareholders, other common shareholders, the Rating Agencies, the NYSE or the SEC), unless those parties also agree to forbear their rights or somehow become parties subject to the Arbitration Panel proceedings.

The Board intends to take all appropriate action to mitigate any resulting harm to CommonWealth and its shareholders in the unlikely event that your efforts to remove the entire Board, without cause, were to succeed, and RMR intends to continue to conduct the day to day business of CommonWealth pursuant to its contractual obligations. The Board has requested that I remind you that it is your chosen strategy — to remove the entire Board, without cause, by written consent — that creates the possibility for third party actions and other problems which you now appear to recognize.  The Board again suggests that Related put aside its pursuit of control and you consider a more conventional strategy to effect change in a publicly owned company by Mr. Meister accepting the outstanding invitation to join the Board.

On behalf of the entire Board of

CommonWealth REIT

Jennifer B. Clark

Secretary

Letter Sent to CWH Board from Related/Corvex dated January 21, 2014

Corvex Management LP	Related Fund Management, LLC
712 Fifth Avenue, 23rd Floor	60 Columbus Circle
New York, New York 10019	New York, New York 10023

January 21, 2014

Ronald J. Artinian

William A. Lamkin

Ann Logan

Joseph L. Morea

Frederick N. Zeytoonjian

c/o CommonWealth REIT

Two Newton Place

255 Washington Street

Newton, MA 02458-1634

Dear Trustees:

Your revocation statement on file with the U.S. Securities and Exchange Commission claims that if the removal action proposed by Corvex/Related succeeds, CommonWealth may, among other things, be in violation of federal securities laws and the listing requirements of the NYSE. Adam Portnoy has also publicly suggested that shareholders should not support the Corvex/Related consent solicitation because, if successful, the CommonWealth board will be vacant for a prolonged period of time, causing damage to shareholder interests.

Below, we propose two obvious ways to address your purported “concerns” so that you may properly discharge your fiduciary duties via a peaceful transition of authority in the event you are all removed from office. We are ready to submit a joint application to the Arbitration Panel as early as tomorrow to address your “concerns” in a constructive manner that does not frustrate the consent solicitation process.

•                  You can agree not to challenge our ability to run a consent solicitation where we simultaneously seek consents for the removal of the existing board, and election of the new board. Both steps would then happen simultaneously and there would not be any gap of time between removal of the board and election of a new one. As you know, there is ample precedent for this approach, and we believe there is nothing in your corporate documents that prevents such simultaneous consent.

•                  Alternatively, we are prepared to agree that the existing trustees will remain in office until the special meeting to elect a new board.  That is, we would agree that the certification required under Section 2.7 of CommonWealth’s declaration of trust need not be executed until the time of the special meeting, such that at no time will CommonWealth not have a board of trustees.

We look forward to hearing from you.

Sincerely yours,

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

cc	Barry M. Portnoy
Adam D. Portnoy

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation.  SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner, 212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com